Exhibit 99.1

SOUTHERN COPPER CORPORATION

11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028, U.S.A.
Phone: (602) 977-6595 - Fax: (602) 494-5318

FOR IMMEDIATE RELEASE

Investor Relations (602) 977-6595

Southern Copper Corporation Reports

Third Quarter and Nine Month 2006 Results

Phoenix, October 27, 2006- Southern Copper Corporation (SCC) (NYSE and LSE: PCU)

2006 THIRD QUARTER HIGHLIGHTS

•                  Third quarter 2006 net sales increased by $382.0 million compared to the third quarter of 2005 and amounted to $1,412.2 million, an increase of 37.1%.  Cost of sales grew by 33.0%, or $126.3 million, compared to the third quarter of last year, primarily due to the increased purchase of third party copper concentrates in Mexico.

•                  EBITDA during the third quarter of 2006 rose by $251.1 million to $877.4 million equivalent to 62.1% of sales, compared to an EBITDA of $626.3 million, equivalent to 60.8% of sales in the third quarter of 2005.

•                  Third quarter 2006 net income increased to $521.6 million from $369.4 million in the third quarter of 2005, an increase of 41.2% and amounted to $1.77 per fully diluted share, compared to $1.25 per fully diluted share for the third quarter of 2005.  This increase was due principally to higher copper, silver and zinc prices.

•                  On August 30, 2006 the Executive Committee of the Board of Directors declared a two-for-one split of the company’s outstanding common stock.  The Company common stock began trading at its post-split price on October 3, 2006.

•                  In August 2006, we distributed a shareholders’ dividend of $2.00 per share, equivalent to $1.00 per share after the recent stock split.

•                  On October 26, 2006 the Board of Directors authorized a dividend of $1.375 per share to be paid on December 7, 2006 to shareholders of record as of November 16, 2006.

•                  The LME and COMEX copper prices increased to an average of $3.48 and $3.54 per pound in the third quarter of 2006, respectively, compared to $1.70 in the third quarter of 2005.  Metals Week dealer oxide molybdenum price for the third quarter of 2006 decreased to an average of $25.94 per pound, compared to $30.06 per pound in the third quarter of 2005.

•                  After giving effect to nine months 2006 capital and exploration spending of $347.9 million and dividend distributions of $1,104.2 million, net debt (debt minus cash) as of September 30, 2006 amounted to $619.7 million compared to $296.1 million at December 31, 2005.  At the same time, stockholders’ equity at the end of the third quarter of 2006 increased during the year by 2.7% amounting to $3.4 billion as of September 30, 2006.

•                  As of the end of October, zinc production at the San Luis Potosi zinc refinery will be totally restored.  The refinery was shut down in the first quarter of this year after a major electrical disruption that started a fire at the power substation.

•                  Net cash provided by operating activities was $522.6 million for the third quarter of 2006 compared with $458.4 million for the same period of 2005, an increase of 14.0%.

•                  After a lengthy and disruptive illegal work stoppage, on July 27, 2006, we regained control of the La Caridad mine in Sonora, Mexico. Collective and individual labor contracts were terminated, and we commenced the rehiring of workers and resumed operations.  As of September 30, 2006 production was restored to approximately 70% of normal capacity; we estimate to reach 100% of capacity during fourth quarter 2006, once training and capacitating programs for new employees have been completed.

SUMMARY FINANCIAL TABLE

	Third Quarter				Nine Months
	2006	2005	Var.	%	2006	2005	Var.	%
	(in millions, except per share amounts and%s)
Copper sold — pounds	318.8	371.6	(52.8)	(14.2)%	982.0	1,109.1	(127.1)	(11.5)%

Net sales	$1,412.2	$1,030.2	$382.0	37.1%	$3,810.3	$2,923.1	$887.2	30.4%
Cost of sales	509.3	383.0	126.3	33.0%	1,438.0	1,185.7	252.3	21.3%
Operating income	804.5	545.8	258.7	47.4%	2,086.1	1,454.7	631.4	43.4%
EBITDA GAAP (1)	877.4	626.3	251.1	40.1%	2,296.7	1,656.4	640.3	38.7%
EBITDA margin	62.1%	60.8%	1.3%	2.1%	60.3%	56.7%	3.6%	6.3%
Net earnings	$521.6	$369.4	$152.2	41.2%	$1,382.4	$979.7	$402.7	41.1%
Earnings per share	$1.77	$1.25	$0.52	41.2%	$4.69	$3.33	$1.37	41.1%
Capital expenditures	$102.3	$118.1	$(15.8)	(13.4)%	$333.0	$263.3	$69.7	26.5%

(1) Reconciliation of net earnings computed in accordance to GAAP to EBITDA

	Third Quarter		Nine Months
	2006	2005	2006	2005
Net earnings	$521.6	$369.4	$1,382.4	$979.7
Add:
Minority interest	2.8	1.6	6.6	4.6
Income taxes	271.9	152.6	679.7	405.4
Interest expense	31.6	37.7	82.7	86.2
Depreciation, amortization and depletion	67.7	74.8	198.8	206.3
Less:
Interest income	(10.8)	(5.1)	(34.5)	(13.5)
Interest capitalized	(7.4)	(4.7)	(19.0)	(12.3)
EBITDA	$877.4	$626.3	$2,296.7	$1,656.4

OTHER INFORMATION

	Third Quarter				Nine Months
	2006	2005	VAR.	%	2006	2005	VAR.	%
	(in millions, except per share amounts and %s)

Total debt at end of period					$1,537.8	$1,225.2	$312.6	$25.5%
Total debt to capitalization ratio					31.0%	27.7%	3.3%	11.8%
Total cash at end of period					$918.1	$766.9	$151.2	19.7%
Net debt (debt minus cash)					$619.7	$458.3	$161.4	35.2%
Production data:
Copper mined (lbs)	311.5	392.8	(81.3)	(20.7)%	939.3	1,121.3	(182.0)	(16.2)%
Molybdenum mined (lbs)	5.1	8.5	(3.4)	(40.0)%	17.9	25.3	(7.4)	(29.2)%
Silver mined (oz)	4.0	4.5	(0.5)	(11.1)%	11.7	13.7	(2.0)	(14.6)%
Zinc mined (lbs)	81.1	81.5	(0.4)	(0.5)%	227.4	239.8	(12.4)	(5.2)%

Southern Copper Corporation reports net earnings of $521.6 million, or earnings per share of $1.77, for the third quarter of 2006 compared with $369.4 million, or earnings per share of $1.25, for the third quarter of 2005.  Net earnings for the first nine months of 2006 were $1,382.4 million, or earnings per share of $4.69, compared with $979.7 million or earnings per share of $3.33 in the first nine months of 2005. These increases of approximately 41%, in both the 3 month and 9 month periods, were due principally to higher copper prices.

Net sales were $1,412.2 million in the third quarter of 2006 compared with $1,030.2 million in the third quarter of 2005, an increase of 37.1%.  Net sales in the first nine months of 2006 were $3,810.3 million, compared with $2,923.1 million in the first nine months of 2005, an increase of 30.4%.

The average prices for copper in the third quarter of 2006 on the London Metal Exchange (LME) and the New York Commodity Exchange (COMEX) were $3.48 and $3.54 per pound, respectively, compared with an average of $1.70 per pound in the third quarter of 2005.  Approximately 45% of our third quarter 2006 copper sales were priced based on COMEX and the balance on the LME.  The average Metals Week Dealer oxide price for molybdenum, our principal by-product, was $25.94 per pound in the third quarter of 2006, compared with $30.06 per pound in the third quarter of 2005.  The average price for zinc on the LME in the third quarter of 2006 was $1.53 per pound compared with $0.59 per pound in the third quarter of 2005.  The average price of silver, on COMEX was $11.65 per ounce in the third quarter of 2006, compared with $7.07 per ounce in the third quarter of 2005.

Mine copper production amounted to 311.5 million pounds in the third quarter of 2006, a decrease of 20.7% compared with the third quarter of 2005.  This decrease of 81.3 million pounds included a decrease of 72.5 million pounds from the Mexican open pit operations, a decrease of 9.4 million pounds from the Peruvian open pit mines and an increase of 0.6 million pounds from the Mexican underground mines.

Molybdenum production decreased from 8.5 million pounds in the third quarter of 2005 to 5.1 million pounds in the third quarter of 2006.  This 40.0% decrease in production is due to 2.0 million of lower production in the Mexican operations as result of the closing of the La Caridad mine and a decrease of 1.4 million pounds in Peruvian production, mainly due to lower ore grade and recovery at the Cuajone mine.

Mine zinc production amounted to 81.1 million pounds in the third quarter of 2006, a 0.5% decrease from the third quarter of 2005.  The decrease of 0.4 million pounds in zinc production is due to lower grade.  We will restore 100% of the zinc production at the San Luis Potosi zinc refinery by the end of October 2006.

Operating income in the third quarter of 2006 increased by $258.7 million, when compared to the same period in 2005, an increase of 47.4%.  This positive outcome is the result of higher sales prices for copper, silver and zinc.

Net sales during the third quarter rose by 37.1% when compared to the third quarter of 2005 and amounted to $1,412.2 million, while cost of sales increased 33.0%. The increase in cost of sales was principally the result of the cost of copper concentrates purchased from third parties to cover the production losses in order to make an effort to supply our customers.

Commenting on the Company’s results, for the third quarter of 2006, Mr. German Larrea, Chairman of SCC said, “Earnings for the third quarter of 2006 amounted to $521.6 million, an increase of $152.2 million over the third quarter of 2005.  The increase is primarily attributable to the continued robust prices for most of our metals.  We have continued to focus on cost containment and expect 2006 to be another rewarding year for the Company”.

Reporting on the Company’s modernization program, Mr. Oscar Gonzalez Rocha, Chief Executive Officer of SCC, said “As we near the target date, January 2007, established in our PAMA, the Ilo smelter modernization project is on schedule and as of September 30, 2006 is 94.1% completed. Investments in the smelter project exceed $400 million, and have generated more than 3,500 new jobs during the construction; 50% of them from the city of Ilo. With the completion of the Ilo Smelter modernization project, we will have fulfilled our total obligation under the PAMA.  Investment for all steps of the PAMA is expected to be more than $600 million.

Additionally, the Company’s crushing and conveying project at the Toquepala mine are in full production.  The primary crusher and associated overland conveying system are fully operational; construction of the operating ramp for this project will continue until expected completion in the fourth quarter of 2006.  The project is 97.9% complete.  We will construct a new SX/EW plant at the Cananea mine with a 33,000 mtpy capacity. The Company signed a contract with Bechtel International, Inc. to develop the plant’s basic engineering which was 64% complete at the end of September 2006 and is expected to be finished in December 2006. Also in Cananea mine, the Company is developing a crushing and conveying system project with a 15 million mtpy capacity and an approximately $50 million investment. The basic engineering is 95% complete, the crusher has been acquired and the bids for the conveying system are under final evaluation.

The Company is currently in the process of evaluating an Ilo smelter expansion from 1.2 million tons to 1.8 million tons of concentrates and an Ilo refinery expansion from 280,000 tons to 360,000 tons.”

Regarding the Company’s exploration activities, Mr. Xavier Garcia de Quevedo, Chief Operating Officer of SCC stated “In May 2006, we began a pre-feasibility study at Los Chancas, a copper-molybdenum property in Southern Peru.  We expect that the study will be completed late this year at which time we would hope to move forward with a full feasibility study.  It is our plan to fast track this project.  Additionally, we have requested bids for a pre-feasibility study for Tia Maria a copper deposit in the department of Arequipa, Peru.  We expect to begin this study in the fourth quarter of 2006 and be completed before the middle of 2007 in order to start construction of this project.

Mr. Garcia de Quevedo also stated that an expansion of the Cananea concentrator is under a technical and economic evaluation. The expanded concentrator would have an additional milling capacity of 35,000 tons per year and would begin production in the year 2009. In parallel, due to improving molybdenum grades, we hope to build a molybdenum plant to produce concentrates with approximately 4,000 tons of molybdenum content.

	LME	COMEX
Metals Price	Copper	Copper	Zinc	Silver	Gold	Molybdenum
Average	($/lb)	($/lb)	($/lb)	($/Oz)	($/oz)	($/lb)
1Q 2006	2.24	2.25	1.02	9.70	553.98	22.25
2Q 2006	3.27	3.37	1.49	12.22	627.40	24.22
3Q 2006	3.48	3.54	1.53	11.65	621.50	25.94
3Q 2005	1.70	1.70	0.59	7.07	439.49	30.06
9 months 2006	3.00	3.06	1.35	11.19	600.96	24.13
9 months 2005	1.57	1.57	0.59	7.07	431.32	31.71
Var. 3Q06 vs. 3Q05	104.7%	108.2%	159.3%	64.8%	41.4%	(13.7%)

Source: Silver — COMEX; Gold and Zinc — LME; Molybdenum — Metals Week Dealer Oxide.

Metal Production and Sales

	Three Months Ended September 30,			Nine Months Ended September 30,
	2006	2005	%	2006	2005	%

Copper (000s pounds)
Mined	311,500	392,800	(20.7)%	939,300	1,121,300	(16.2)%
Smelted	309,400	360,400	(14.2)%	948,300	1,013,100	(6.4)%
Refined	286,800	330,400	(13.2)%	922,300	1,045,300	(11.8)%
Rod	46,400	69,600	(33.3)%	163,300	184,600	(11.5)%
Sales	318,800	371,600	(14.2%)	982,000	1,109,100	(11.5)%

Silver (000s ounces)
Mined	4,000	4,500	(11.1)%	11,700	13,700	(14.6)%
Refined	3,000	3,000	0.0%	9,200	9,100	1.1%
Sales	4,900	4,300	14.0%	14,600	14,100	3.5%

Molybdenum (000s pounds)
Mined	5,100	8,500	(40.0)%	17,900	25,300	(29.2)%
Sales	4,400	9,100	(51.6)%	16,900	25,100	(32.7)%

Zinc (000s pounds)
Mined	81,100	81,500	(0.5)%	227,400	239,800	(5.2)%
Refined	43,200	60,300	(28.4)%	65,500	163,900	(60.0)%
Sales	66,200	68,700	(3.6)%	206,400	226,900	(9.0)%

Southern Copper Corporation

CONDENSED CONSOLIDATED COMBINED STATEMENT OF EARNINGS
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2006	2005	VAR %	2006	2005	VAR %
	(in thousands, except for per share amounts)

Net sales:	$1,412,238	$1,030,193	37.1%	$3,810,278	$2,923,087	30.4%

Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	509,258	382,994	33.0%	1,437,990	1,185,669	21.3%
Selling, general and administrative	25,162	20,199	24.6%	72,491	59,202	22.4%
Depreciation, amortization and depletion	67,702	74,818	(9.5)%	198,787	206,329	(3.7)%
Exploration	5,655	6,361	(11.1)%	14,864	17,205	(13.6)%
Total operating costs and expenses	607,777	484,372	25.5%	1,724,132	1,468,405	17.4%

Operating income	804,461	545,821	47.4%	2,086,146	1,454,682	43.4%

Interest expense	(31,602)	(37,675)	(16.1)%	(82,711)	(86,231)	(4.1)%
Interest capitalized	7,403	4,747	56.0%	19,009	12,316	54.3%
Gain (loss) on derivative instruments	—	5,489	(100.0%)	—	2,789	(100.0)%
Loss on debt prepayments	(100)	—	100.0%	(960)	(7,664)	(87.5)%
Other income (expense)	5,320	126	4122.2%	12,808	310	(4031.6)%
Interest income	10,848	5,051	114.8%	34,456	13,541	154.5%

Earnings before income taxes and minority interest	796,330	523,559	52.1%	2,068,748	1,389,743	48.9%

Income taxes	271,944	152,573	78.2%	679,680	405,443	67.6%
Minority interest	2,803	1,576	77.9%	6,630	4,598	44.2%

Net earnings	$521,583	$369,410	41.2%	$1,382,438	$979,702	41.1%

Per common share amounts:
Net earnings—basic and diluted	$1.77	$1.25	41.2%	$4.69	$3.33	41.1%
Dividends paid	$1.00	$0.52	92.3%	$3.75	$2.34	60.6%

Weighted average shares outstanding (Basic)	294,461	294,456		294,461	294,456
Weighted average shares outstanding (Diluted)	294,461	294,456		294,461	294,456

Southern Copper Corporation

CONDENSED CONSOLIDATED COMBINED BALANCE SHEET

(Unaudited)

	September 30,	December 31,	September 30,
	2006	2005	2005
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$918,099	$876,003	$766,870
Accounts receivable	523,302	386,460	393,773
Inventories	480,473	395,845	384,155
Prepaid taxes and other assets	81,397	56,046	27,999
Total current assets	2,003,271	1,714,354	1,572,797

Property, net	3,486,514	3,326,126	3,186,763
Capitalized mine stripping costs, net	—	289,369	300,819
Leachable material, net	221,956	210,118	180,001
Intangible assets, net	118,761	120,861	121,351
Other assets, net	43,219	26,746	35,175
Total assets	$5,873,721	$5,687,574	$5,396,906

LIABILITIES
Current liabilities:
Current portion of long-term debt	$10,000	$10,000	$10,000
Accounts payable	234,126	284,977	154,920
Income taxes	121,210	275,763	206,027
Due to affiliates	3,412	6,355	48,705
Deferred income taxes	—	—	7,192
Accrued workers’ participation	206,426	195,552	131,960
Other accrued liabilities	34,259	22,985	29,527
Total current liabilities	609,433	795,632	588,331

Long-term debt	1,527,793	1,162,065	1,215,249
Deferred income taxes	206,389	259,089	267,237
Other liabilities	89,494	120,795	120,611
Asset retirement obligation	11,943	11,221	5,924
Total non-current liabilities	1,835,619	1,553,170	1,609,021

Commitments and contingencies

Minority interest	13,207	12,695	11,634

STOCKHOLDERS’ EQUITY
Common stock	678,069	690,808	723,390
Accumulated comprehensive income	2,737,393	2,635,269	2,464,530
Total stockholders’ equity	3,415,462	3,326,077	3,187,920
Total liabilities, minority interest and stockholder’s equity	$5,873,721	$5,687,574	$5,396,906

Southern Copper Corporation

CONDENSED CONSOLIDATED COMBINED STATEMENTS OF CASH FLOW

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

OPERATING ACTIVITIES
Net earnings	$521,583	$369,410	$1,382,438	$979,702
Depreciation, amortization and depletion	67,702	74,818	198,787	206,329
Capitalized mine stripping and leachable material	(43,384)	(25,353)	(43,384)	(77,898)
Minority interest	2,803	1,576	6,630	4,598
Cash provided from (used for) operating assets and liabilities	(26,926)	92,728	(458,845)	(113,196)
Other, net	807	(54,826)	7,478	(6,920)
Net cash provided from operating activities	522,585	458,353	1,093,104	992,615

INVESTING ACTIVITIES
Capital expenditures	(102,311)	(118,081)	(333,031)	(263,311)
Other, net	407	2,632	2,410	34,766
Net cash used for investing activities	(101,904)	(115,449)	(330,621)	(228,545)

FINANCING ACTIVITIES
Debt incurred (repaid)	(1,954)	113,566	365,728	(105,039)
Escrow deposits on long term loans	—	—	(149)	(311)
Dividends paid	(294,458)	(153,556)	(1,104,212)	(603,599)
Distributions to minority interest	(1,465)	(650)	(6,336)	(4,159)
Other	6,967	—	—	123
Net cash used for financing activities	(290,910)	(40,640)	(744,969)	(712,985)

Effect of exchange rate changes on cash	(12,622)	(6,560)	24,582	5,078

Increase in cash and cash equivalent	$117,149	$295,704	$42,096	$56,163

Company Profile

Southern Copper Corporation is one of the largest integrated copper producers worldwide and holds the second largest copper reserves of any listed company in the world.  We are a NYSE and Lima Stock Exchange (LSE) listed company that is 75.1% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange.  The remaining 24.9% ownership interest is held by the international investment community.  We operate mining units and metallurgical facilities in Mexico and Peru and conduct exploration activities in Mexico, Peru and Chile.

Conference call

The Company’s third quarter earnings conference call will be held on October 30, 2006 beginning at 11:00 a.m. (EST — New York and Lima) (10:00 a.m. Mexico City).  To participate:

Dial-in number:	866-371-3858 in the U.S
832-445-1647 outside the U.S.
J. Eduardo Gonzalez, Chief Financial Officer
Conference ID:	ID 8203092 and “Southern Copper Third Quarter 2006 Results”

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.